EXHIBIT 23.2

Consent of Lee Keeling and Associates, Inc. – Independent Petroleum Engineers

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our “Appraisal of Oil and Gas Properties dated December 31, 2006. We further consent to the incorporation by reference in this Registration Statement on Form S-3 of our “Appraisal of Oil and Gas Properties dated December 31, 2006, which appears in Arena Resources, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2006. We further consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

Lee Keeling and Associates, Inc.
Tulsa, Oklahoma
April 12, 2007